Exhibit 99.1

MICROSEMI FINANCIAL CONTACT: John W. Hohener Executive Vice President and CFO Phone: (949) 380-6100

MICROSEMI INVESTOR CONTACT: Robert C. Adams

Vice President of Corporate Development

Phone: (949) 380-6100

Microsemi Announces Pricing of $450 Million of Senior Notes Offering

ALISO VIEJO, Calif., Jan. 7, 2016—Microsemi Corporation (Nasdaq: MSCC) (“Microsemi”) today announced the pricing of its offering of $450 million in aggregate principal amount of 9.125 percent senior unsecured notes due April 2023 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes is expected to be completed on January 15, 2016, subject to customary closing conditions.

Microsemi intends to use the proceeds from the private offering of the Notes, together with borrowings under its previously announced new senior secured credit facilities (the “Credit Facilities”) for which Microsemi has entered into a commitment letter with certain lenders, and cash in hand to finance the cash consideration portion of the purchase price for its pending acquisition (the “Acquisition” ) of PMC-Sierra, Inc. (“PMC”) and refinance its and PMC’s existing debt and to pay related transaction fees and expenses.

The Notes will pay interest semiannually at a rate of 9.125 percent per year on April 15 and October 15 of each year, beginning on October 15, 2016. The Notes will mature on April 15, 2023, unless earlier repurchased or redeemed in accordance with their terms. The Notes will be issued at an issue price of 100.000 percent. The Notes will be senior unsecured obligations of Microsemi and will be guaranteed by the same domestic subsidiaries that would guarantee the Credit Facilities and, upon completion of the Acquisition, by PMC and certain of its domestic subsidiaries. If the offering of the Notes is not consummated concurrently with the Acquisition, Microsemi expects that the proceeds from the offering of the Notes will be held in a segregated account until consummation of the Acquisition. The Notes will be subject to a special mandatory redemption if the Acquisition is not consummated. The offering of the Notes will be subject to market and other customary closing conditions and will not be conditioned upon the completion of the Acquisition.

The Notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to persons outside the United States in compliance with Regulation S. The Notes and the related guarantees have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or in a transaction that is not subject to the registration requirements of the Securities Act or any state securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

About Microsemi

Microsemi Corporation (Nasdaq: MSCC) offers a comprehensive portfolio of semiconductor and system solutions for communications, defense & security, aerospace and industrial markets. Products include high-performance and radiation-hardened analog mixed-signal integrated circuits, FPGAs, SoCs and ASICs; power management products; timing and synchronization devices and precise time solutions, setting the world's standard for time; voice processing devices; RF solutions; discrete components; security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet ICs and midspans; as well as custom design capabilities and services. Microsemi is headquartered in Aliso Viejo, Calif., and has approximately 3,600 employees globally.

Microsemi and the Microsemi logo are registered trademarks or service marks of Microsemi Corporation and/or its affiliates. Third-party trademarks and service marks mentioned herein are the property of their respective owners.

Cautionary Note Concerning Forward-Looking Statements

Certain statements made herein, including statements relating to Microsemi’s intent to offer the Notes and related guarantees, the segregation of proceeds from the proposed offering, the anticipated completion of the Acquisition, the anticipated closing and funding of the Credit Facilities, Microsemi’s intended use of the net proceeds from the offering of the Notes and potential change in market conditions may be considered forward-looking statements. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from Microsemi’s expectations or projections.

Forward-looking statements may contain the words “intend,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result” or other similar words and phrases. These statements are based on current expectations and assumptions that are subject to risks and uncertainties and are difficult to predict. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include those risks described in Microsemi’s Annual Report on Form 10-K for the fiscal year ended September 27, 2015, as such risk factors may be amended, supplemented or superseded from time to time, which are available on the Securities and Exchange Commission’s website at www.sec.gov. The forward-looking statements contained herein are made only as of the date hereof, and except as required by law, Microsemi undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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